EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-126565, 333-84352 and 33-65183) of The Goodyear Tire & Rubber Company of our report dated June 27, 2008 relating to the financial statements of the Employee Savings Plan for Bargaining Unit Employees, which appears in this Form 11-K.
BOBER, MARKEY, FEDOROVICH & COMPANY
Akron, Ohio
June 27, 2008